As filed with the Securities and Exchange Commission on January 19, 2024

Registration Statement No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

CYCLACEL PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3826	91-1707622
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500

Berkeley Heights, NJ 07922

(908) 517-7330

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spiro Rombotis

President & Chief Executive Officer

Cyclacel Pharmaceuticals, Inc.

200 Connell Drive, Suite 1500

Berkeley Heights, NJ 07922

(908) 517-7330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel I. Papernik, Esq.

Jeffrey P. Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

919 Third Avenue

New York, NY 10022

(212) 935-3000

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITY HOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 19, 2024

PRELIMINARY PROSPECTUS

CYCLACEL PHARMACEUTICALS, INC.

411,969 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS

This prospectus relates to the proposed resale from time to time, by the selling security holders identified in this prospectus of up to 411,969 shares of Cyclacel Pharmaceuticals, Inc. (the “Company”), common stock, $0.001 par value per share, which are issuable upon the exercise of certain outstanding warrants.

These shares will be resold from time to time by the entities or individuals listed in the section titled “Selling Security Holders” beginning on page 8, which we refer to as the selling security holders or Selling Stockholders. The shares of common stock offered under this prospectus by the selling security holders are issuable upon exercise of warrants (the “Private Warrants”) issued pursuant to the Securities Purchase Agreement by and among the Company and the selling security holders, dated as of December 21, 2023 (the “Securities Purchase Agreement”) and warrants (the “Placement Agent Warrants”) issued pursuant to the Placement Agency Agreement by and among the Company and Ladenburg Thalmann & Co. Inc, dated as of December 21, 2023 (the “Placement Agency Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling security holders. However, the Company will receive the proceeds of any cash exercise of the Private Warrants and the Placement Agent Warrants. See “Use of Proceeds” beginning on page 8 of this prospectus for more information.

The selling security holders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling security holder may sell its shares of common stock in the section titled “Plan of Distribution” on page 28. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “CYCC”. On January 17, 2024, the last reported sale price of our common stock was $2.09 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2024

i

You should read this prospectus and any applicable prospectus supplement before making an investment in the securities of Cyclacel Pharmaceuticals, Inc. See “Where You Can Find More Information” for more information. You should rely only on the information contained in this prospectus or a prospectus supplement. The Company has not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that information contained in this prospectus, or in any prospectus supplement, is accurate only as of any date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Unless otherwise noted in this prospectus, “Cyclacel Pharmaceuticals,” “Cyclacel,” “the Company,” “we,” “us,” “our” and similar terms refer to Cyclacel Pharmaceuticals, Inc.

Smaller Reporting Company - Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus. It may not contain all the information important to making an investment decision. You should read the following summary together with the more detailed information regarding our Company and the securities being sold in this offering, including “Risk Factors” and other information incorporated by reference herein.

Business Overview

We are a clinical-stage biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation, epigenetics and mitosis control biology. We are a pioneer company in the field of cancer cell cycle biology with a vision to improve patient healthcare by translating insights in cancer biology into medicines that can overcome resistance and ultimately increase a patient’s overall survival. Our primary focus has been on our transcriptional regulation program, which is evaluating fadraciclib (or fadra), a CDK2/9 inhibitor, in solid tumors and lymphoma. Separately, our epigenetic/anti-mitotic program is evaluating plogosertib (or plogo), a PLK1 inhibitor, in solid tumors and lymphoma.

We are evaluating oral fadra and plogo in our Phase 1/2 streamlined studies, the aim of which is to assess safety and identify signals of clinical activity which may lead to registration-enabling outcomes.

Fadraciclib Phase 1/2 Study in Advanced Solid Tumors and Lymphoma (065-101; NCT#04983810)

In this ongoing study, a total of 29 patients have been treated as monotherapy. The study is enrolling unselected, all comer patients with advanced solid tumors and lymphoma. Six patients have been treated on dose level 6A (125mg twice daily for 5 days per week, 4 out of 4 weeks). The sixth patient on dose level 6A with pancreatic cancer and CDKN2A deletion enrolled on the study experienced dose-limiting toxicity (or DLT) of hyperglycemia. The patient, who has a diabetic profile history and was on metformin treatment, remains on study as blood glucose level was managed. A previous patient on dose level 6A with a pre-diabetic profile had DLT of hyperglycemia which also resolved rapidly.

The previous dose level 5 (100mg twice daily for 5 days per week, 4 out of 4 weeks) on this schedule accrued six patients with no DLT and per protocol is safe for continued development.

Dose level 6B (150mg once daily for 7 days per week, 4 out of 4 weeks) continues accrual with two patients treated, which are ongoing at three and five cycles of treatment.

To date in fadra studies, single agent activity, including complete response, partial response and stable disease, has been observed in patients with advanced endometrial, squamous non-small cell lung cancer and T-cell lymphoma. Encouraging signals of activity were observed in patients with advanced cervical, hepatocellular, ovarian and pancreatic cancers.

We believe that fadra’s inhibition of CDK2 and CDK9 may be superior to inhibiting either CDK2 or CDK9 alone. Fadra tablets can be given orally with repeat dosing which has led to transient suppression of anti-apoptosis proteins with generally good tolerability and no Grade 3 or higher hematological toxicity in the first cycle.

The Phase 2 part of the 065-101 study is designed to further evaluate fadra safety and efficacy in up to eight cohorts defined by histology and/or next generation sequencing. The study is powered to demonstrate response in the molecular subtype suggested by the Phase 1 data and others that may be sensitive.

Plogosertib Phase 1/2 Study in Advanced Solid Tumors and Lymphoma (140-101; NCT#05358379)

In this ongoing study, 15 patients have been treated at five dose escalation levels with no dose limiting toxicities observed. The proof-of-concept stage includes seven mechanistically relevant cohorts including patients with bladder, breast, colorectal (including KRAS mutant), hepatocellular and biliary tract, and lung cancers (both small cell and non-small cell), as well as lymphomas. An additional basket cohort will enroll patients with biomarkers relevant to the drug’s mechanism, including MYC amplified tumors. The protocol allows for expansion of individual cohorts based on response which may allow acceleration of the clinical development and registration plan for plogosertib.

We currently retain all marketing rights worldwide to the compounds associated with our drug programs.

Corporate Information

We were incorporated in Delaware in August 1997. Our corporate headquarters are located at 200 Connell Drive, Suite 1500, Berkeley Heights, New Jersey 07922, and our telephone number is 908-517-7330. Our employees are located in the United States and the United Kingdom.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. As a result, the information that we provide may be different than you might receive from other public reporting companies in which you hold equity interests.

Our corporate website address is www.cyclacel.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. The Securities and Exchange Commission maintains an internet site that contains our public filings with the Securities and Exchange Commission and other information regarding our company, at www.sec.gov. These reports and other information concerning our company may also be accessed at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The contents of these websites are not incorporated into this prospectus. Further, our references to the URLs for these websites are intended to be inactive textual reference only.

Information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. Our design logo, “Cyclacel,” and our other registered and common law trade names, trademarks, and service marks are the property of Cyclacel Pharmaceuticals, Inc.

The trademarks, trade names, and service marks appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, trade names, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies or products.

Reverse Stock Split

Effective at 5:00 p.m. Eastern Time on Friday, December 15, 2023, we effected a reverse stock split of our outstanding common stock (“Reverse Split”). As a result of the Reverse Split, each of our stockholders received one new share of common stock for every 15 shares such stockholder held immediately prior to the effective time of the Reverse Split. The Reverse Split affected all of our issued and outstanding shares of common stock equally. The Reverse Split also affected our outstanding stock options, warrants and other exercisable or convertible securities and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately. No fractional shares were issued as a result of the Reverse Split. Any fractional shares that would have otherwise resulted from the Reverse Split was paid in cash, at an amount equal to the resulting fractional interest in one share of the common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our common stock on December 15, 2023. The documents incorporated by reference herein do not reflect the Reverse Split.

Offering of Common Stock and Warrants

On December 21, 2023, we entered into the Securities Purchase Agreement with certain institutional investors (the “Purchasers”, and such agreement, the “Securities Purchase Agreement”), pursuant to which we agreed to issue and sell in a registered direct offering (the “Registered Direct Offering”) (i) an aggregate of 168,500 shares (the “Shares”) of common stock and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 219,700 shares of common stock. Each Share was sold at an offering price of $3.315 and each Pre-Funded Warrant was sold at an offering price of $3.314 (equal to the purchase price per Share minus the exercise price of the Pre-Funded Warrant).

Pursuant to the Securities Purchase Agreement, in a concurrent private placement (together with the Registered Direct Offering, the “Offerings”), we also agreed to issue to the Purchasers unregistered warrants (“Private Warrants”) to purchase up to 388,200 shares of common stock. Each Private Warrant has an exercise price of $3.19 per share, was exercisable immediately following their original issuance and will expire seven years from the original issuance date.

The Shares and the Pre-Funded Warrants were offered pursuant to an effective registration statement on Form S-3 (File No. 333- 274328), and a related prospectus supplement. The Private Warrants were sold in a concurrent private placement exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of the Securities Act. The offering closed on December 26, 2023. The gross proceeds were approximately $1.29 million before deducting the placement agent fees and other offering expenses.

In connection with the Offerings, we agreed to pay the placement agent a cash fee equal to 8.0% of the aggregate gross proceeds raised in the Offerings and to reimburse the placement agent’s expenses up to an aggregate of $85,000. In addition, the placement agent also received warrants (the “Placement Agent Warrants”) that have substantially the same terms as the Private Warrants to purchase an aggregate of 23,769 shares of our common stock, at an exercise price of $4.14375 per share. The Placement Agent Warrants were exercisable immediately following the date of issuance and will expire five years after the date of issuance.

In a separate concurrent insider private placement (the “Insider Private Placement”), we also sold to certain of our officers 7,956 shares of common stock and Private Warrants to purchase up to an aggregate of 7,956 shares of common stock at a combined purchase price of $3.315 per share of common stock and accompanying Private Warrant.

THE OFFERING

Issuer	Cyclacel Pharmaceuticals, Inc.

Common stock offered by the selling security holders	411,969 shares issuable upon exercise of (i) warrants to purchase up to an aggregate of 388,200 shares of our common stock issued pursuant to the Securities Purchase Agreement (which warrants have an exercise price of $3.19 and will be exercisable immediately following their original issuance and will expire seven years from the original issuance date) and (ii) warrants to purchase up to an aggregate of 23,769 shares of our common stock issued pursuant to the Placement Agency Agreement (which warrants have an exercise price of $4.14375 per share and were exercisable immediately following their original issuance and will expire five years after their original issuance date).

Terms of offering	The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution.”

Common stock to be outstanding after this offering	1,318,257 shares

Use of proceeds	We will not receive any of the proceeds from the sale of our common stock by the selling security holders pursuant to this prospectus. However, we will receive the proceeds of any cash exercise of the Private Warrants. If all of the Private Warrants were exercised for cash, we would receive aggregate proceeds of approximately $1.24 million. If we receive proceeds, we currently intend to use the proceeds for general corporate purposes, including working capital.

Nasdaq Capital Market symbol	CYCC

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 of this prospectus to read about factors that you should consider carefully before buying our securities.

The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 1,058,892 shares of common stock outstanding as of December 31, 2023, and excludes:

•	145,446 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2023 at a weighted average exercise price of $58.97 per share;

•	34,798 shares of common stock issuable upon vesting of restricted stock units outstanding as of December 31, 2023 at a weighted average exercise price of $16.24 per share;

•	22,466 shares of common stock reserved for future issuance under our equity incentive plan as of December 31, 2023;

•	5,333 shares of common stock reserved for future issuance under our inducement equity incentive plan as of December 31, 2023;

•	619,717 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2023 at a weighted-average exercise price of $46.92 per share;

•	440 shares of common stock issuable upon the conversion of 264 shares of our Series A Convertible Preferred Stock, par value $0.001 per share, outstanding as of December 31, 2023;

•	5 shares of common stock issuable upon the conversion of 335,273 shares of our 6% Convertible Exchangeable Preferred Stock, par value $0.001 per share, outstanding as of December 31, 2023;

•	39,666 shares of common stock issuable upon the conversion of 119,000 shares of our Series B Convertible Preferred Stock, par value $0.001 per share, outstanding as of December 31, 2023; and

•	219,700 shares of common stock issuable upon exercise of the Pre-Funded Warrants held by the selling securityholders.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K/A for the year ended December 31, 2022 as well as our subsequent filings with the SEC, and as incorporated by reference herein, and as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference herein. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section herein titled “Special Note Regarding Forward-Looking Statements” on page 7.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC.

Any statements in this prospectus or incorporated by reference herein about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, these forward-looking statements include statements regarding:

•	the size and growth potential of the markets for our products, and our ability to serve those markets;

•	the rate and degree of market acceptance of our products;

•	our ability to expand our sales organization to address effectively existing and new markets that we intend to target;

•	the impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;

•	our ability to compete effectively in a competitive industry;

•	the success of competing technologies that are or may become available;

•	the performance of any third-party contract sales organizations, suppliers and manufacturers;

•	our ability to attract and retain key scientific or management personnel;

•	the accuracy of our estimates regarding expenses, future revenues, reimbursement rates, capital requirements and needs for additional financing;

•	our ability to comply with the covenants and satisfy certain conditions of any debt facility;

•	our ability to obtain funding for our operations; and

•	our ability to attract collaborators and strategic partnerships.

In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expects,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative or plural of those terms, and similar expressions intended to identify statements about the future, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should refer to the risks and uncertainties described in the “Risk Factors” section contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of securities by the selling security holders pursuant to this prospectus. However, the Company will receive the proceeds of any cash exercise of the Private Warrants. If all of the Private Warrants were exercised for cash, we would receive aggregate proceeds of approximately $1.24 million. If we receive proceeds, we currently intend to use the proceeds for general corporate purposes, including working capital.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock currently trades under the symbol “CYCC” on Nasdaq.

Stockholders

As of January 17, 2024, there were approximately 11 stockholders of record.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not expect to pay any cash dividends on our common stock for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operations, contractual restrictions, capital requirements, business properties, restrictions imposed by applicable law and other factors our board of directors may deem relevant.

SELLING SECURITY HOLDERS

The shares of common stock being offered by the selling security holders are those issued upon the exercise of the Private Warrants and the Placement Agent Warrants. For additional information regarding the issuance of these securities, see “Prospectus Summary - Offering of Common Stock and Warrants”. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. The Private Warrants have an exercise price of $3.19 per share and were exercisable immediately following their original issuance and will expire seven years from their original issuance date. The Placement Agent Warrants have an exercise price of $4.14375 per share and were exercisable immediately following their original issuance and will expire five years from their original issuance date. Other than as described below, the selling security holders have not had any material relationship with us within the past three years.

The selling security holders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling security holders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the selling security holders after completion of the offering.

The table below lists the selling security holders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by each of the selling security holders. The table is prepared based on information supplied to us by the selling security holders. The second column lists the number of shares of common stock beneficially owned by the selling security holders, based on their respective ownership of shares as of January 17, 2024. The third column lists the shares of common stock being offered by this prospectus by the selling security holders. The fourth column assumes the sale of all of the shares offered by the selling security holders pursuant to this prospectus.

	Prior to the Offering			After the Offering
Selling Security Holder (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percent of Common Stock Outstanding (3)	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned (4)	Percent of Common Stock Outstanding (3)(4)
Altium Growth Fund, LP (5)	82,032	6.22%	194,100	82,032	5.42%
Lind Global Fund II LP (6)	136,959	9.99%	194,100	158,428	9.99%
Ladenburg Thalmann & Co. Inc. (7)	9,508	0.72%	9,508	0	0.00%
Nicholas Stergis (8)	14,261	1.07%	14,261	0	0.00%
Total Shares of Common Stock	242,760	18.00%	411,969	240,460	15.41%

(1)	This table and the information in the notes below are based upon information supplied by the selling security holders, including reports and amendments thereto filed with the SEC on Schedule 13D.

(2)	The number of shares of common stock beneficially owned includes shares of common stock underlying warrants that are exercisable within 60 days of January 17, 2024. The Private Warrants become exercisable on December 21, 2023 and, accordingly, the shares of common stock underlying the Private Warrants are included in the shares of common stock beneficially owned as of January 17, 2024.

(3)	Percentage ownership is based on a denominator equal to the sum of (i) 1,318,257 shares of common stock outstanding as of January 17, 2024 and (ii) the number of shares of common stock underlying warrants that are exercisable within 60 days of January 17, 2024 that are beneficially owned by the applicable selling stockholder.

(4)	Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling stockholders acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

(5)	Consists of (i) 82,032 shares of common stock, (ii) 109,850 pre-funded warrants to purchase common stock, and (iii) 224,100 warrants to purchase common stock; however, each of the warrants includes a provision limiting Altium Growth Fund, LP’s ability to exercise the warrants if such exercise would cause it to beneficially own greater than 4.99% of the Company.

(6)	Consists of (i) 84,250 shares of common stock, (ii) 109,850 pre-funded warrants to purchase common stock, and (iii) 194,100 warrants to purchase common stock; however, each of the warrants includes a provision limiting Lind Global Fund II LP’s ability to exercise the warrants if such exercise would cause it to beneficially own greater than 9.99% of the Company.

(7)	Consists of 9,508 warrants to purchase common stock.

(8)	Consists of 14,261 warrants to purchase common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 17, 2024 for (a) each of our executive officers, (b) each of our directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock or Preferred Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of January 17, 2024 pursuant to the exercise of options to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership of common stock is based on 1,318,257 shares of common stock outstanding as of January 17, 2024.

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Owned	Number of Shares of Preferred Stock Beneficially Owned	Percentage of Preferred Stock Owned
Dr. Samuel L. Barker	4,155	*	0	0
Dr. Kenneth M. Ferguson(1)	2,373	*	0	0
Dr. Christopher Henney	4,089	*	0	0
Dr. Mark Kirschbaum(2)	13,000	*	0	0
Paul McBarron(3)	16,056	1.22%	0	0
Spiro Rombotis(4)	29,603	2.25%	1,600	*
Dr. Robert Spiegel	4,073	*	0	0
Dr. Brian Schwartz(5)	4,181	*	0	0
Karin Walker(6)	4,181	*	0	0
Executive officers and directors as a group (9 persons)(7)	81,711	6.20%	0	0
5% or more stockholders
Entities affiliated with Lind Global Fund II LP(8)	102,250	7.76%	0	0
Entities affiliated with Altium Growth Fund, LP(9)	82,032	6.22%	0	0

* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1) Includes options to purchase 176 shares of common stock that are exercisable within 60 days of January 17, 2024.

(2) Includes options to purchase 370 shares of common stock that are exercisable within 60 days of January 17, 2024.

(3) Includes options to purchase 371 shares of common stock that are exercisable within 60 days of January 17, 2024.

(4) Includes options to purchase 704 shares of common stock that are exercisable within 60 days of January 17, 2024. Does not include 46 shares of common stock beneficially owned by Kalliopi Rombotis, Mr. Rombotis’ mother. Mr. Rombotis disclaims beneficial ownership of the foregoing shares.

(5) Includes options to purchase 9 shares of common stock that are exercisable within 60 days of January 17, 2024.

(6) Includes options to purchase 9 shares of common stock that are exercisable within 60 days of January 17, 2024.

(7) See footnotes 1 through and including 9.

(8) Based solely on Schedule 13G/A filed with the SEC on January 4, 2024 by Lind Global Fund II, LP. Lind Global Partners II LLC, the general partner of Lind Global Fund II LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Fund II LP. Jeff Easton, the managing member of Lind Global Partners II LLC, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Fund II LP.

(9) Based solely on Schedule 13G/A filed with the SEC on January 10, 2024 by Altium Growth Fund, LP. Altium Capital Management, LP is the investment adviser of, and may be deemed to beneficially own securities, owned by the Altium Growth Fund, LP (the “Fund”). Altium Growth GP, LLC is the general partner of, and may be deemed to beneficially own securities, owned by the Fund.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our charter provides that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of three classes, as set forth below. We also have two directors who are elected by holders of our 6% Convertible Exchangeable Preferred Stock (the “Preferred Stock”).

Set forth below, as of January 17, 2024, are the names of the directors, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this prospectus that each person listed below should serve as a director is set forth below:

Name	Age	Position
Spiro Rombotis	65	President and Chief Executive Officer; Class 2 Director
Paul McBarron	63	Executive Vice President - Finance, Chief Financial Officer, Chief Operating Officer and Secretary; Class 3 Director
Dr. Christopher Henney	82	Chairman; Class 3 Director
Dr. Robert Spiegel	74	Vice Chairman; Class 3 Director
Dr. Samuel L. Barker	81	Class 2 Director on behalf of our holders of Preferred Stock
Dr. Kenneth M. Ferguson	68	Class 1 Director on behalf of our holders of Preferred Stock
Dr. Brian Schwartz	62	Class 2 Director
Karin L. Walker	60	Class 1 Director

Board Diversity Matrix
(as of January 17, 2024)

This table provides information on the diversity of our current Board of Directors:

	8
Total Number of Directors	Male	Female
Part I: Gender Identity
Directors	7	1
Part II: Demographic Background
White	6	1
Did not Disclose Demographic Background		1

Class 1 Director (Term to Expire in 2025)

Karin L. Walker. Ms. Walker has served as a director of the Company since November 2020 and has over 30 years of extensive finance experience in biopharmaceuticals, including in public biotechnology companies and technology companies. Ms. Walker currently serves as the Chief Accounting Officer of Prothena Corporation plc, a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics focused on neurodegenerative and rare peripheral amyloid diseases, and has held this position since 2013. Prior to joining Prothena, she was Vice President, Finance and Chief Accounting Officer of Affymax, Inc., a position she held from 2012 to 2013. From 2009 to 2012, Ms. Walker was Vice President, Finance and Corporate Controller at Amyris Inc. From 2006 to 2009, she was Vice President, Finance and Corporate Controller for CV Therapeutics, Inc. Ms. Walker also held senior financial leadership positions at Knight Ridder Digital, Accellion, Niku Corporation, Financial Engines, Inc. and NeoMagic Corporation. Ms. Walker also served as a director and Audit Committee Chair for LifeSci Acquisition Corp. (a publicly-traded special purpose acquisition company) in 2020. Ms. Walker earned her B.S. in business from the California State Polytechnic University, San Luis Obispo, and is a certified public accountant (CPA). We believe that Ms. Walker’s qualifications to serve on the Board of Directors include experience in the biotechnology and pharmaceutical industry and her many years’ experience in finance.

Preferred Stock Class 1 Director (Term to Expire in 2025)

Dr. Kenneth M. Ferguson. Dr. Ferguson has worked in the biopharmaceutical industry for 30 years, and has led Research and Development operations in a number of publicly funded biotechnology companies. Dr. Ferguson is currently an operating partner at Accelerator Life Science Partners. He served at ICOS Corporation, at various times in its history, as President, Vice President of Therapeutic Development and Senior Director of Research. He was co-team leader of ICOS’ joint venture with Eli Lilly and Company that resulted in the launch of Cialis®/Adcirca® for the treatment of erectile dysfunction, benign prostatic hyperplasia and pulmonary arterial hypertension. Subsequently, Dr. Ferguson was Vice President of Development and Chief Development Officer at Omeros Corporation and was involved in the approval and the launch of its first product for use in cataract surgery. Dr. Ferguson has also served as President and CEO of privately held Imvaxyn Corporation, a company dedicated to the exploration of new vaccine technology and was Chief Scientific Officer of EMulate Therapeutics. Dr. Ferguson graduated in biological sciences from Cornell University, obtained his PhD in pharmacology from the University of Texas Health Sciences Center Dallas, and completed his postdoctoral studies at Cold Spring Harbor Laboratory in New York. We believe Dr. Ferguson’s qualifications to serve on the Board of Directors include his extensive knowledge and business experience in the biotechnology industry, including as an executive in public companies, where he developed specific expertise in research and development of pharmaceutical products.

Class 2 Directors (Terms to expire in 2026)

Spiro Rombotis. Mr. Rombotis joined Cyclacel as its first CEO in 1997 and has over 38 years at three public biotechs and two pharmas. He participated in in-licensing, clinical development, regulatory approval, partnering and commercial launch of several drugs, mainly in inflammation and hematology/oncology, including Abelcet®, Evacet/Myocet®, ProHance®, Remicade® and Reopro®. Major functional roles included international operations and business development as Vice President at Liposome (subsequently acquired by Elan) and previously Vice President in the pharmaceuticals division of Bristol-Myers Squibb. He began his career in the early ’80s, after training at Novartis, as one of the first employees of Centocor (subsequently acquired by Johnson & Johnson). He holds an MBA and MPH (Hospital & Health Services Management) with honors, Kellogg School of Management, Northwestern University and a BA, Williams College (1981 James A. Garfield Scholar). He serves on the Board of Trustees of BioNJ, the NJ biotech association. We believe Mr. Rombotis’ qualifications to serve on the Board of Directors include his role as President and Chief Executive Officer of our Company, his extensive knowledge and experience in the biotechnology and life sciences industry and his leadership, strategic guidance and operational vision.

Brian Schwartz, M.D. Dr. Schwartz has served as a director of the company since December 2020. Dr. Schwartz has wide-ranging experience as a drug development expert in pharmaceutical and biotechnology industries primarily in oncology, hematology, and rare diseases. From June 2008 to 2020, he served as Senior Vice President, Head of Research & Development and Chief Medical Officer of ArQule Inc., which was acquired for $2.7 billion by Merck & Co. in 2020. Prior to ArQule, Dr. Schwartz was Chief Medical Officer at Ziopharm, having previously held several senior leadership roles at Bayer and LEO Pharma. He is a current Board Member of Mereo Biopharma, Infinity and Enlivex Pharmaceuticals and also served as a director of LifeSci Acquisition Corp. (a publicly-traded special purpose acquisition company) in 2020. In addition, he serves as an advisor, SAB member and independent consultant for numerous biotech and investment companies. He received his medical degree from the University of Pretoria, South Africa, completed a fellowship at the University of Toronto, Canada and practiced medicine prior to his career in the biopharmaceutical industry. We believe Dr. Schwartz’s qualifications to serve on the Board of Directors include his extensive knowledge and experience in the biotechnology and life science industry.

Preferred Stock Class 2 Director (Term to Expire in 2026)

Samuel L. Barker. Dr. Barker has served as a director of the Company since September 2014. In 2001, Dr. Barker co-founded Clearview Projects, Inc., a provider of partnering and transaction services to biopharmaceutical companies, where he was active until September 2010, having served as its President and Chief Executive Officer from 2003 to 2004. Dr. Barker served in a series of leadership positions at Bristol-Myers Squibb Company until his retirement in 1999. His positions at Bristol-Myers Squibb included service as Executive Vice President, Worldwide Franchise Management and Strategy during 1998; President, United States Pharmaceuticals from 1992 to 1998; and President, Bristol-Myers Squibb Intercontinental Commercial Operations from 1989 to 1991. Prior to 1989, Dr. Barker held executive positions in research and development, manufacturing, business development and operations planning at Squibb Pharmaceuticals. Dr. Barker has served as a director of Lexicon Pharmaceuticals, Inc. since 2001 and as Chairman from 2005 to 2012. Dr. Barker also served as a director of Cadence Pharmaceuticals, Inc. from 2006 to 2014 and AtheroGenics, Inc. from 2005 to 2009. Dr. Barker received his B.S. from Henderson State College, his M.S. from the University of Arkansas and his Ph.D. from Purdue University. We believe that Dr. Barker’s qualifications to serve on the Board of Directors include his extensive experience in senior leadership positions in the global pharmaceutical industry, where he developed specific expertise in the identification, development, commercialization and partnering of pharmaceutical products.

Class 3 Directors (Term to Expire in 2024)

Paul McBarron. Mr. McBarron has served as a director of the Company since March 2006. Mr. McBarron joined Cyclacel in January 2002 and has over 30 years of experience with pharmaceutical and biotechnology companies. He has served as a financial executive at Sterling Drug, Sanofi-Winthrop and SmithKline Beecham and, from 1996 to 2001, as a senior member of the finance team at Shire Pharmaceuticals plc, where he held the positions of Director of Corporate Finance and Group Financial Controller. He joined Shire when it was an emerging public company. He qualified as a chartered accountant with Ernst & Young and served on the Scottish Lifesciences Association Board. We believe Mr. McBarron’s qualifications to serve on the Board of Directors include his role as Executive Vice President, Finance and Chief Operating Officer of our Company, his experience in the biotechnology and pharmaceutical industry and his expertise in financial areas and operations.

Christopher S. Henney, Ph.D. D.Sc. Dr. Henney has served as a director of the Company since March 2006. Dr. Henney became Chairman of the Board of Directors of the Company in October 2020. Dr. Henney had served as a director of Xcyte Therapies Inc., acquired by the Company in 2006, since March 2005, and continued on as Vice Chairman of the Company. Previously, Dr. Henney co-founded three major publicly held U.S. biotechnology companies, Immunex, ICOS and Dendreon, and held a seat on the board of directors and executive positions at each company. From 1995 to January 2003, Dr. Henney was Chairman and Chief Executive Officer of Dendreon Corporation. During part of 2016, he was also interim President and Chief Executive Officer of Cascadian Therapeutics Inc. and a board member of Anthera Pharmaceuticals, Inc., both biotechnology companies. Dr. Henney was a director of Prothena Corporation plc from 2013 until May 2022. Dr. Henney received a Ph.D. in experimental pathology from the University of Birmingham and a D.Sc. from the same university for contributions to the field of immunology. In 2012, Dr. Henney was inducted into the Biotechnology Hall of Fame. We believe Dr. Henney’s qualifications to serve on the Board of Directors include his extensive knowledge and business experience in the biotechnology industry, including a diversified background as an executive in public companies and as a board member of many public companies, giving him a breadth of knowledge and valuable understanding of our business.

Robert J. Spiegel, M.D. Dr. Spiegel has served as a director of the Company since September 2018. Dr. Spiegel has over 30 years of extensive R&D and operational experience in biopharmaceuticals, including large pharmaceutical and biotechnology companies, and academic startups as well as an advisor to venture capital and private equity funds. Dr. Spiegel has also served as a director of Athenex, Inc., a global biopharmaceutical company, since August 2020, of Geron Corp., a late-stage clinical biopharmaceutical company, since May 2010, and of Ayala Pharmaceuticals, Inc., a clinical-stage oncology company, since December 2017. Dr. Spiegel was an Assistant Professor and Director of the Developmental Therapeutics Program at New York University Medical Center and then spent 25 years at Schering-Plough (subsequently acquired by Merck & Co.), where he joined as the first Director for Oncology Clinical Research. He subsequently held a series of senior executive positions, including Senior Vice President for Worldwide Clinical Research and Chief Medical Officer. During his time at Schering-Plough he led teams that took numerous drug candidates through clinical development and was involved with over 30 New Drug Application approvals by the U.S. FDA. For the last seven years, he has been a consultant to the biotech industry and has served on the Scientific Advisory Board and Board of Directors of multiple biotech companies. Dr. Spiegel received his B.A. from Yale University and his M.D. from the University of Pennsylvania. He completed his specialty training at the National Cancer Institute, National Institute of Health (NIH). We believe Dr. Spiegel’s qualifications to serve on the Board of Directors include his extensive knowledge and business experience in the biotechnology industry, including a diversified background as an executive in public companies and as a board member of several public companies, giving him a breadth of knowledge and valuable understanding of our business.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based upon this review, our Board of Directors has determined that each of the following directors is an “independent director” as such term is defined by rules of The Nasdaq Stock Market, Inc., or Nasdaq:

•	Christopher S. Henney, Ph.D., D.Sc.

•	Robert J. Spiegel, M.D.

•	Samuel L. Barker, Ph.D.

•	Kenneth M. Ferguson, Ph.D.

•	Brian Schwartz, M.D.

•	Karin L. Walker

The Board of Directors has established three standing committees: (1) the Compensation and Organization Development Committee, (2) the Audit Committee, and (3) the Nominating and Corporate Governance Committee. The Board of Directors has also determined that each member of these committees meets the independence requirements applicable to each such committee as prescribed by Nasdaq and the SEC. In September 2018, the Board of Directors also reconstituted the Science and Technology Committee.

Committees of the Board of Directors and Meetings

Meeting Attendance. During fiscal 2023, there were 11 meetings of our Board of Directors, and the Compensation and Organization Development Committee, the Audit Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee met collectively a total of 14 times. No director attended fewer than 55% of the total number of meetings of the Board of Directors or of the committees of the Board of Directors on which they served during fiscal 2023. We have adopted a policy encouraging our directors to attend annual meetings of stockholders. Five of our then directors attended our annual stockholders’ meeting held on June 13, 2023. Each of the committees of the Board of Directors is described below.

Audit Committee. Our Audit Committee met six times during fiscal 2023. The Audit Committee during such period had four members: Karin L. Walker (Chair), Dr. Christopher Henney, Dr. Samuel L. Barker and Dr. Robert J. Spiegel. Karin L. Walker was appointed as Chairman of the Audit Committee on February 18, 2021. All members of the Audit Committee satisfy the current independence standards promulgated by Nasdaq and the SEC, as such standards apply specifically to members of audit committees. The Board of Directors has determined that Karin L. Walker is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the Audit Committee reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. For additional information, please see the report of the Audit Committee set forth elsewhere in this proxy statement. A copy of the Audit Committee’s written charter is publicly available on our website at www.cyclacel.com.

Compensation and Organization Development Committee. Our Compensation and Organization Development Committee met three times during fiscal 2023. The Compensation and Organization Development Committee is composed entirely of directors who are not our current or former employees, all of whom qualify as independent under the definition promulgated by Nasdaq and the SEC. The Compensation and Organization Development Committee currently has three members: Dr. Samuel L. Barker (Chairman), Dr. Christopher S. Henney and Dr. Kenneth M. Ferguson. Our Compensation and Organization Development Committee’s role and responsibilities are set forth in its written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The Compensation and Organization Development Committee also administers our 2020 Inducement Equity Incentive Plan, our 2018 Equity Incentive Plan, our 2015 Equity Incentive Plan and our Amended and Restated 2006 Equity Incentive Plan, as amended. Our Compensation and Organization Development Committee is responsible for the determination of the compensation of our chief executive officer, and shall conduct its decision making process with respect to that issue without the chief executive officer present.

A copy of the Compensation and Organization Development Committee’s written charter is publicly available on our website at www.cyclacel.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee met once during fiscal 2023. The Nominating and Corporate Governance Committee consists of Dr. Christopher S. Henney (Chairman), Dr. Brian Schwartz, Karin L. Walker and Dr. Robert J. Spiegel, all of whom qualify as independent under the definition promulgated by Nasdaq and the SEC. The functions of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee’s charter and include evaluating and making recommendations to the full Board of Directors as to the size and composition of the Board of Directors and its committees, evaluating and making recommendations as to potential candidates, and evaluating the performance of the Board of Directors. Generally, our Nominating and Corporate Governance Committee considers candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. Once identified, the Nominating and Corporate Governance Committee will evaluate a candidate’s qualifications in accordance with its guiding principles as set forth in the Nominating and Corporate Governance Committee’s written charter. Additionally, the Nominating Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on our board of directors and its committees.

A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on our website at www.cyclacel.com.

Science and Technology Committee. The Science and Technology Committee, which met four times during fiscal 2023, consists of Dr. Robert J. Spiegel (Chairman), Dr. Samuel L. Barker, Dr. Kenneth M. Ferguson and Dr. Brian Schwartz, all of whom qualify as independent under the definition promulgated by Nasdaq and the SEC.

The responsibilities of the Science and Technology Committee are set forth in the Science and Technology Committee’s charter and include providing oversight on behalf of the Board of Directors of our overall strategic direction and investment in research and development (“R&D”) and technological and scientific initiatives. The Science and Technology Committee also assists the Board of Directors and our management in evaluating risks and potential commercial value of technical profiles regarding our R&D programs and technology, as they might impact our business performance, growth and competitive position.

Board Leadership Structure

Dr. Christopher Henney serves as the Chairman of our Board of Directors and Mr. Rombotis serves as our President and Chief Executive Officer. Dr. Christopher Henney is an independent director under the definition promulgated by Nasdaq and the SEC, and we believe that it is preferable for one of our independent directors to serve as Chairman of the Board of Directors. We also believe that this structure is the most effective structure for us and our stockholders at this time because a separate chairman (i) can provide the Chief Executive Officer with guidance and feedback on his performance, (ii) provides a more effective channel for the Board of Directors to express views on management, and (iii) allows the Chairman to focus on stockholder interests and corporate governance while providing Mr. Rombotis with the ability to focus his attention on managing our day-to-day operations. As Dr. Henney has significant senior level pharmaceutical industry experience, he is particularly well-suited to serve as Chairman.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to re-examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

Role in Risk Oversight

Management is responsible for managing the risks that we face. The Board of Directors is responsible for overseeing management’s approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives and risks associated with our clinical trials, to improve long-term organizational performance and enhance stockholder value. The involvement of the full Board of Directors in reviewing our strategic objectives and plans, including with respect to our clinical trials, is a key part of the Board of Directors’ assessment of management’s approach and tolerance to risk. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our Board of Directors assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us.

While the Board of Directors has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the Board of Directors assist it in fulfilling that responsibility. Notably, the Audit Committee assists the Board of Directors in its oversight of risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, the Nominating and Corporate Governance Committee reviews legal and regulatory compliance risks and the Compensation and Organization Development Committee assists the Board of Directors in its oversight of the evaluation and management of risks related to our compensation policies and practices.

Policy Prohibiting Hedging

Our Insider Trading Policy provides that no employee, officer or director may acquire, sell or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

Stockholder Communications to the Board of Directors

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (908) 517-7330 or e-mail at ir@cyclacel.com. However, stockholders wishing to submit written communications directly to the Board of Directors should send their communications to our Secretary, Paul McBarron, Cyclacel Pharmaceuticals, Inc., 200 Connell Drive, Suite 1500, Berkeley Heights, New Jersey 07922.

All stockholder communications will be considered by the independent members of our Board of Directors. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings;
•	resumes and other forms of job inquiries;
•	surveys; and
•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any independent director upon request.

Executive Officers

The following table sets forth certain information regarding Dr. Mark Kirschbaum, our current executive officer who is not a member of our Board of Directors.

Name	Age	Position
Dr. Mark Kirschbaum	63	Senior Vice President and Chief Medical Officer

Mark Kirschbaum, M.D. Dr. Kirschbaum joined Cyclacel as Senior Vice President and Chief Medical Officer in October 2020. Dr. Kirschbaum is a highly experienced hematologist/oncologist with over 30 years of experience in molecular medicine, new drug development, clinical trial design and patient care. He has management experience in both academic research and clinical and pharmaceutical settings. He served as Vice President, Hematology/ Oncology at ArQule Inc., where he managed the development of their BTK inhibitor ARQ531 for hematological indications, including CLL. Previously, he was Senior Medical Director with global clinical development responsibilities at Daiichi-Sankyo, Taiho Pharmaceuticals and BeiGene, USA, where he led the clinical development of novel compounds in various solid tumors and hematological malignancies. Dr. Kirschbaum has also served as Professor of Medicine, Director of Experimental Therapeutics, Hematology at the Monter Cancer Center/NSLIJHS; Professor of Medicine, Director Hematologic Malignancies at Penn State, Hershey Cancer Center; Director of Experimental Therapeutics, Nevada Cancer Institute; Director, New Drug Development at the City of Hope National Cancer Center, and Attending Senior Physician, Department of Hematology and Department of Bone Marrow Transplantation, Tel Aviv Sourasky Medical Center. He earned a B.A. from Yeshiva University in New York and received his M.D. from SUNY - Health Sciences Center in Brooklyn. He did his Residency in Internal Medicine at Kings County Hospital Center in New York and his full clinical Medical Oncology fellowship at University of Washington. He has also held a Research Fellowship in Oncology at Fred Hutchinson Cancer Research Center in Seattle.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the compensation paid or accrued during the last two fiscal years ended December 31, 2022 and 2023 to (1) our President and Chief Executive Officer, (2) our Executive Vice President, Finance, Chief Financial Officer and Chief Operating Officer, and (3) our Senior Vice President and Chief Medical Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Spiro Rombotis	2023	560,131	0	48,581	52,337	661,049
President and Chief Executive Officer	2022	546,470	169,406	-	47,675	763,551

Paul McBarron(3)	2023	304,214	0	31,003	17,398	352,615
Executive Vice President, Finance, Chief Financial Officer, Chief Operating Officer, Secretary	2022	279,568	93,655	-	21,452	394,675

Mark Kirschbaum, MD	2023	396,760	0	31,003	52,855	480,618
Senior Vice President and Chief Medical Officer	2022	381,500	97,644	-	44,699	523,843

(1) These amounts represent the aggregate grant date fair value for option awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 11 to our Financial Statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2022. No Options were granted during the year ended December 31, 2022 to Spiro Rombotis, Paul McBarron, or Mark Kirschbaum. Options were granted during the year ended December 31, 2023 to Spiro Rombotis, Paul McBarron, and Mark Kirschbaum in the amounts of 7,333 shares, 4,680 shares, and 4,680 shares, respectively.

(2) Consists of the following for all executive officers: Payments for private medical and health insurance, life insurance and permanent health insurance; and matching contributions made under the Company’s U.S. 401(k) Plan and U.K. Group Personal Pension Plan.

(3) Mr. McBarron’s compensation was translated from British pound sterling to the U.S. dollar using the exchange rates of 1.35104 as of December 31, 2022 and 1.24361 as of December 31, 2023.

Narrative Disclosure to Summary Compensation Table

The Compensation and Organization Development Committee of our Board of Directors makes decisions regarding the compensation of our President and Chief Executive Officer. The Compensation and Organization Development Committee is composed entirely of independent directors and meets in executive sessions to discuss and formulate its recommendation for the Chief Executive Officer’s base salary and bonus. The Compensation and Organization Development Committee does not rely solely on any predetermined formula or a limited set of criteria in evaluating the Chief Executive Officer’s performance for the year but does consider the achievement of preset goals as part of its deliberations.

The evaluation is based on the Chief Executive Officer’s success in achieving his performance goals, which include financial, strategic and leadership objectives. The Chief Executive Officer also provides the Compensation and Organization Development Committee with a self-review of his performance as part of the Company’s review process. The Compensation and Organization Development Committee also approves the annual compensation (including base salary, bonus, and stock-based compensation) for our other named executive officers based on:

•	the executive’s scope of responsibilities;
•	an informed market assessment of competitive practices for similar roles within peer group companies;
•	evaluations of performance for the year, as assessed by the Chief Executive Officer, supported by the Company’s performance review process and the executive’s self-assessment; and
•	recommendations by our Chief Executive Officer for each named executive officer with respect to base salary, cash bonus, and stock-based compensation.

The Compensation and Organization Development Committee is authorized to engage and retain independent consultants and other experts to assist in fulfilling its responsibilities, and the Committee engages periodically an external consultant to provide independent verification of market position and ensure the appropriateness of executive compensation. During the year ended December 31, 2023, our Compensation and Organization Development Committee retained Radford, part of the Aon Rewards Solutions practice, or Radford, an independent, executive compensation consulting firm, to review and provide recommendations concerning our non-employee director and executive director compensation programs. Radford performed services solely on behalf of the Compensation and Organization Development Committee and has no relationship with the Company or management beyond the performance of such services (except that Aon plc provides directors & officers insurance services to the Company). The Compensation and Organization Development Committee has assessed the independence of Radford pursuant to SEC rules and the corporate governance rules of The Nasdaq Stock Market and has concluded that no conflict of interest exists that would prevent Radford from independently representing the Compensation and Organization Development Committee.

Committee Consideration of the Company’s 2022 Shareholder Advisory Vote on Executive Compensation

At our 2022 Annual Meeting of Shareholders, approximately 85.6% of the shares voted at the meeting approved, on an advisory basis, the compensation of the Named Executive Officers. Given that a majority of the shares voted approved the ‘say on pay’ advisory proposal, the Committee did not implement specific changes and continued with its performance-based compensation philosophy and its balanced approach to various components of its compensation program. However, the Compensation Committee does monitor the results of the annual advisory ‘say-on-pay’ proposal and refers to such results as one of many factors considered in connection with the discharge of its responsibilities.

During the most recent year ended December 31, 2023, the Board of Directors and the Compensation and Organization Development Committee reviewed the annual compensation for our executive officers. The Compensation and Organization Development Committee determined to provide increases in base salary for 2023 to Spiro Rombotis, Paul McBarron and Mark Kirschbaum, raising annual salaries to $560,131, £244,622 (or $304,214) and $396,760, respectively.

We granted 3,840, 2,080, and 2,080 restricted stock units to Spiro Rombotis, Paul McBarron and Mark Kirschbaum, respectively, during the year ended December 31, 2023.

Spiro Rombotis, President and Chief Executive Officer. On April 28, 2023, we entered into a two-year employment agreement with Mr. Spiro Rombotis, effective January 1, 2023.

Mr. Rombotis’ current annual base salary is $560,131, which may be increased in the future in accordance with the terms of his employment agreement. Mr. Rombotis was paid an annual base salary of $560,131 for the year ending December 31, 2023 and $546,470 for the year ending December 31, 2022. Mr. Rombotis is also eligible for a yearly incentive cash bonus, based on a percentage of his then current base salary, if he meets certain corporate and individual performance criteria set by the Compensation and Organization Development Committee at the beginning of each year of employment. The agreement also provides for reimbursement of reasonable and necessary expenses incurred by Mr. Rombotis in connection with his performance of his services. Mr. Rombotis is also entitled to certain employment benefits in accordance with the Company’s benefit policies in effect from time to time.

In addition, Mr. Rombotis also agreed to certain confidentiality and assignment of inventions obligations and will be subject to certain non-competition obligations for a period of one year following termination of his employment.

For further information on terms regarding termination and change-in-control of the Company, see “Potential Payments upon Termination or Change-in-Control” below.

Paul McBarron, Executive Vice President - Finance, Chief Financial Officer, Chief Operating Officer and Secretary. On April 28, 2023, we entered into a two-year employment agreement with Mr. Paul McBarron, effective January 1, 2023. Mr. McBarron’s current annual base salary is $293,546 or £244,622, which may be increased in the future in accordance with the terms of his employment agreement.

Mr. McBarron was paid an annual base salary of £244,622, or $304,214 for the year ending December 31, 2023 and £226,133, or $279,568, for the year ending December 31, 2022, respectively. Mr. McBarron is also eligible for a yearly incentive cash bonus based on a percentage of his then current base salary, if he meets certain corporate and individual performance criteria set by the Compensation and Organization Development Committee at the beginning of each year of employment. The agreement also provides for reimbursement of reasonable and necessary expenses incurred by Mr. McBarron in connection with the performance of his services. Mr. McBarron is also entitled to certain employment benefits in accordance with the Company’s benefit policies in effect from time to time.

In addition, Mr. McBarron also agreed to certain confidentiality and assignment of inventions obligations and will be subject to certain non-competition obligations for a period of one year following termination of his employment.

For further information on terms regarding termination and change-in-control of the Company, see “Potential Payments upon Termination or Change-in-Control” below.

Mark Kirschbaum, Senior Vice President and Chief Medical Officer. On October 17, 2020, we entered into an employment agreement with Dr. Mark Kirschbaum, effective October 23, 2020.

Dr. Kirschbaum’ current annual base salary is $396,760, which may be increased in the future in accordance with the terms of his employment agreement. Dr. Kirschbaum was paid an annual base salary of $396,760 for the year ending December 31, 2023 and $381,500 for the year ending December 31, 2022. Dr. Kirschbaum is also eligible for a yearly incentive cash bonus, based on a percentage of his then current base salary, if he meets certain corporate and individual performance criteria set by the Compensation and Organization Development Committee at the beginning of each year of employment. The agreement also provides for reimbursement of reasonable and necessary expenses incurred by Dr. Kirschbaum in connection with his performance of his services. Dr. Kirschbaum is also entitled to certain employment benefits in accordance with the Company’s benefit policies in effect from time to time.

In addition, Dr. Kirschbaum also agreed to certain confidentiality and assignment of inventions obligations and will be subject to certain non-competition obligations for a period of one year following termination of his employment.

EQUITY COMPENSATION PLAN INFORMATION

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table shows grants of stock options outstanding on the last day of the fiscal year ended December 31, 2023, to each of the executive officers named in the Summary Compensation Table. As applicable, the figures described in this section have been adjusted to give effect to the reverse stock split completed on December 15, 2023.

Name	Number of Securities Underlying Options Exercisable		Number of Securities Underlying Options Unexercisable	Option Exercise Price(1) ($)	Option Expiration Date
Spiro Rombotis	22	(2)		3,096.00	02/18/2025
	121	(3)		2,120.40	12/07/2025
	104	(4)		522.00	12/29/2027
	95	(4)		468.00	02/22/2028
	1,693	(5)		213.00	01/04/2029
	11,666	(6)		64.80	12/11/2030
	9,500	(8)	3,166	51.75	12/13/2031
	0	(9)	7,333	8.70	06/27/2033
Paul McBarron	14	(2)		3,096	02/18/2025
	72	(3)		2,120.40	12/07/2025
	86	(4)		522.00	12/29/2027
	79	(4)		468.00	02/22/2028
	900	(5)		213.00	01/04/2029
	8,000	(6)		64.80	12/11/2030
	5,000	(8)	1,666	51.75	12/13/2031
	0	(9)	4,680	8.70	06/27/2033
Mark Kirschbaum	8,000	(7)	0	56.55	10/23/2030
	5,000	(8)	1,666	51.75	12/13/2031
	0	(9)	4,680	8.70	06/27/2033

(1) The option exercise price is the closing price of our common stock on The Nasdaq Capital Market on the date the option was granted.

(2) These options were granted on February 18, 2015, and vest ratably on a monthly basis over 36 months.

(3) These options were granted on December 7, 2015, and vest ratably on a monthly basis over 36 months.

(4) Certain performance criteria were deemed to have been met in 2018 and 2019, and as such, performance-based options granted in 2017 and 2018 vested.

(5) These options were granted on January 4, 2019 and included part of the 2018 bonus award, and vest ratably on a monthly basis over 36 months.

(6) These options were granted on December 11, 2020, and vest ratably on a monthly basis over 36 months.

(7) These options were granted on October 23, 2020 and vest over 36 months as to one third (1/3) of the shares on the first anniversary of the Grant Date and as to one thirty-sixth (1/36) of the total number shares monthly thereafter.

(8) These options were granted on December 13, 2021, and vest ratably on a monthly basis over 36 months.

(9) These options were granted on June 27, 2023, and vest on achievement of certain performance criteria.

Potential Payments Upon Termination or Change-in-Control

We have entered into agreements that require us to make payments and/or provide benefits to certain of our executive officers in the event of a termination of employment or change-in-control. Our 2006 Equity Incentive Plan, or 2006 Plan, our 2015 Equity Incentive Plan, or 2015 Plan, our 2018 Equity Incentive Plan, or 2018 Plan, and our 2020 Inducement Equity Incentive Plan, or 2020 Plan (and collectively with the 2006 Plan, 2015 Plan, and 2018 Plan the “Plans”) provide for payments to named executive officers in connection with a termination or a change-in-control of the Company.

The following summarizes the potential payments to certain of our executive officers with whom we have entered into an employment agreement that includes a payment upon termination and/or a change-in-control, as further described below.

Spiro Rombotis, President and Chief Executive Officer. Mr. Rombotis’s employment agreement provides for certain severance arrangements. In the event that Mr. Rombotis’s employment is terminated “without cause,” other than termination in connection with a “change of control” (each as defined in the employment agreement), we will be required to pay Mr. Rombotis (i) all accrued but unpaid compensation up to the time of such termination; (ii) for a period of twelve months following such termination, severance payments in the form of his base salary as in effect immediately prior to such termination, or Severance Payments, including form of continuation coverage of his medical care and life insurance on the same terms as applicable to other executive employees, unless Mr. Rombotis obtains substitute coverage; and (iii) a period of six months in which to exercise all vested options held by Mr. Rombotis. In the event that Mr. Rombotis’s employment is terminated within six months following a “change-in-control” event, Mr. Rombotis will be entitled to (i) all accrued but unpaid compensation up to the time of such termination; (ii) Severance Payments for a period of 24 months; (iii) out-of-pocket expenses reasonably incurred by Mr. Rombotis in connection with his and his family’s relocation to London; and (iv) eighteen months’ accelerated vesting of any options held by him. In the event of termination due to his death or disability, we will pay Mr. Rombotis (or his estate, as the case may be) (i) all accrued but unpaid compensation up to the time of such termination and (ii) Severance Payments for a period of twelve months. He (or his estate, as the case may be) would also be entitled to a period of twelve months in which all of his vested options can be exercised.

Paul McBarron, Executive Vice President - Finance, Chief Financial Officer, Chief Operating Officer and Secretary. Mr. McBarron’s employment agreement provides for certain severance arrangements. In the event that Mr. McBarron’s employment is terminated “without cause,” other than termination in connection with a “change of control” (each as defined in his employment agreement), we will be required to pay Mr. McBarron (i) all accrued but unpaid compensation up to the time of such termination; (ii) Severance Payments for a period of twelve months following such termination; and (iii) a period of six months in which to exercise all vested options held by Mr. McBarron. In the event that Mr. McBarron’s employment is terminated within six months following a “change-in-control” event, Mr. McBarron will be entitled (i) all accrued but unpaid compensation up to the time of such termination; (ii) Severance Payments for a period of twelve months; and (iii) eighteen months’ accelerated vesting of any options held by him. In the event of termination due to his death or disability, we will pay Mr. McBarron (or his estate, as the case may be) all accrued but unpaid compensation up to the time of such termination and Severance Payments for a period of twelve months. He (or his estate, as the case may be) would also be entitled to a period of twelve months in which all of his vested options can be exercised.

Potential payments to each named executive officer under our Plans in connection with a termination or a change-in-control of the Company. The following summarizes the potential payments to each named executive officer under the Plans in connection with a termination or a change-in-control of the Company.

Termination For Cause. If an award recipient’s service relationship with the Company terminates for “cause” (as defined in the Plans), then any unexercised award shall terminate immediately upon his or her termination of service.

Termination Without Cause. If an award recipient’s service relationship with the Company terminates for any reason other than for “cause” (excluding death or disability), then the recipient generally may exercise the award, to the extent vested, within 30 days (in our 2006 Plan) or three months (in our 2015 Plan, 2018 Plan, and 2020 Plan), of such termination to the extent that the award is vested on the date of termination (but in no event later than the expiration of the term of the award as set forth in the award agreement). If the recipient dies within three months following such a termination, the award generally may be exercised, to the extent vested, within 180 days’ or one year (as per the 2006 Plan, 2015 Plan, 2018 Plan, and 2020 Plan, respectively) of the recipient’s death. If an award recipient’s service relationship with the Company terminates due to his or her death, the award recipient’s personal representative, estate, or the person who acquires the right to exercise the award by bequest or inheritance, as the case may be, generally may exercise the award, to the extent the award was vested on the date of termination, within one year from the date of the recipient’s death. Pursuant to the 2006 Plan, if an award recipient’s service relationship with the Company terminates due to his or her disability, the recipient, the recipient’s personal representative, estate, or the person who acquires the right to exercise the award by bequest or inheritance, as the case may be, generally may exercise the award, to the extent exercisable on the date of termination, within one year from the date of the recipient’s termination, or if the recipient dies during such one-year period, within the later of one year from the date of the recipient’s termination and 180 days from the recipient’s death. In no event may an award be exercised later than the expiration of the term of the award as set forth in the award agreement. Pursuant to the 2015 Plan, 2018 Plan, and 2020 Plan, with regard to options outstanding on the date of an individual’s termination due to disability, he or she may exercise any option to the extent that the option is exercisable but has not been exercised on the date of termination. Such an individual is also entitled to any additional vesting rights that would have accrued on the next vesting date had he or she not become disabled. Exercise may only occur during the one-year period after the date of termination. With regard to stock grants and stock-based awards outstanding on the date of an individual’s termination due to disability, to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, they shall lapse to the extent of a pro rata portion of the shares subject to such stock grant or stock-based award through the date of disability as would have lapsed had the individual not become disabled.

Change-in-Control. Pursuant to the terms of the Plans, in the event of a change-in-control (as defined in the Plans), all outstanding awards granted under the Plans will be either:

•	assumed by the successor corporation or a parent or subsidiary of the successor corporation; or
•	substituted with an equivalent award by the successor corporation or a parent or subsidiary of the successor corporation.

However, in the event that the successor corporation refuses to assume or substitute an award:

•	awards consisting of options, stock appreciation rights and rights to purchase restricted stock will become fully vested and immediately exercisable, including awards that would not otherwise have become vested or exercisable; and
•	all other awards will become fully earned and eligible to receive a payout.

For the purposes of the Plans, a participant’s award will be considered assumed if, following the change-in-control, the assumed award confers, for each share of the Company’s common stock subject to the award immediately prior to the change-in-control, the right to receive the consideration (whether stock, cash, or other securities or property) received in the change-in-control for each share of common stock held on the effective date of the transaction; provided, however, that if the consideration received in the change-in-control is not solely common stock of the successor corporation or its parent, the committee administering the plan may, with the consent of the successor corporation, provide for the consideration per share to be received upon the exercise of the award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of the Company’s common stock in the change-in-control.

Under the Plans, a change-in-control is the occurrence of one of the following events:

•	a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a group (or any “person” within the meaning of Sections 13(d)(3) and 14(d) of the Exchange Act), other than the Company, a Subsidiary, or an employee benefit plan (or related trust) of the Company or a Subsidiary, become(s) the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 30% or more of the then-outstanding voting stock of the Company;

•	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors (together with any new director whose election by the Board of Directors or whose nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

•	all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another Company and is the surviving corporation (unless the stockholders of the Company immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Company or (y) the combined company);

•	the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which the Board of Directors in office immediately prior to such transaction or event constitutes less than a majority of the Board of Directors thereafter; or the stockholders of the Company approve a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2023 to each of our non-employee directors. Directors who are employed by us are not compensated for their service on our Board of Directors. As applicable, the figures described in this section have been adjusted to give effect to the reverse stock split completed on December 15, 2023.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Stock Awards ($)(1)(3)	Total ($)
Christopher S. Henney, Ph.D. D.Sc	$105,500	$18,991	$12,500	$136,991
Robert J. Spiegel, M.D.	$84,500	$18,991	$12,500	$115,991
Samuel L. Barker, Ph.D.	$66,500	$18,991	$12,500	$97,991
Kenneth M. Ferguson, Ph.D.	$54,000	$18,991	$12,500	$85,491
Brian Schwartz, M.D.	$53,000	$18,991	$12,500	$84,491
Karin L. Walker	$64,000	$18,991	$12,500	$95,491

(1) These amounts represent the aggregate grant date fair value of options and restricted stock units granted to each director during the year ended December 31, 2023 computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 11 to our financial statements included on our Form 10-K/A for the fiscal year ended December 31, 2023.

(2) The fair value of the options granted on June 30, 2023 was $6.71 per share. Each non-employee director held an aggregate of 2,829 stock options as of December 31, 2023.

(3) The fair value of RSUs granted on June 30, 2023 was $8.84 per share. Each non-employee director held an aggregate of 1,415 RSUs as of December 31, 2023.

Director Compensation Program

Under the terms of our Director Compensation Program, the non-employee members of our Board of Directors are paid a fixed annual fee, payable on a quarterly basis, in arrears, on the first day of each quarter, as follows:

Chairman of the Board	$85,000
Vice Chairman of the Board	$65,000
Other Non-Management Board Members	$45,000

The Chair of each of the various committees of the Board of Directors will also receive the following fixed annual fee, payable on a quarterly basis, in arrears, on the first day of each quarter, as follows:

Audit	$15,000
Compensation and Organization Development	$10,000
Nominating and Corporate Governance	$8,000
Science and Technology	$8,000

The non-Chair members of each of the various committees of the Board of Directors will also receive the following fixed annual member fee, payable on a quarterly basis, in arrears, on the first day of each quarter, as follows:

Audit	$7,500
Compensation and Organization Development	$5,000
Nominating and Corporate Governance	$4,000
Science and Technology	$4,000

In addition, the non-employee members of our Board of Directors are entitled to receive stock options and / or restricted stock options (RSUs) on their initial appointment to the Board and on an annual basis on the date of the Company’s annual meeting, such options and RSUs to vest fully on the first anniversary of the date of the grant. The non-employee directors are also reimbursed for customary business expenses in connection with attending Board of Directors and committee meetings.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2023. As applicable, the figures described in this section have been adjusted to give effect to the reverse stock split completed on December 15, 2023.

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Total equity compensation plans approved by security holders(1)	137,446	$59.11	22,466
Equity compensation plans not approved by security holders(2)	8,000	$56.55	5,333

(1) Consists of our 2018 Plan, our 2015 Plan, and our 2006 Plan. The Plans provide for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance units. There were no shares available for issuance, as of the date hereof, under the 2006 Plan or the 2015 Plan.

(2) Consists of our 2020 Plan. The 2020 Plan provides for the grant of nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance units.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Audit Committee reviews and approves in advance all related-party transactions. Except as described below, there have been no transactions during our last two fiscal years with our directors and officers and beneficial owners of more than 5% of our voting securities and their affiliates.

On December 21, 2023, in the Insider Private Placement, we entered into the Insider Securities Purchase Agreement pursuant to which we agreed to sell in a private placement (i) 6,070 shares of common stock and warrants to purchase 6,070 shares of common stock on the same terms as the Private Warrants issued to the Purchasers in the Offerings to Spiro Rombotis, our Chief Executive Officer, and (ii) 1,886 shares of common stock and warrants to purchase 1,886 shares of common stock on the same terms as the Private Warrants issued to the Purchasers in the Offerings to Paul McBarron, our Executive Vice President-Finance, Chief Financial Officer and Chief Operating Officer. Each such share of common stock and accompanying warrant was sold at a purchase price of $3.315, which was the same purchase price for the Shares sold in the Registered Direct Offering.

PLAN OF DISTRIBUTION

Each selling stockholder of the shares of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. As of January 17, 2024, 1,318,257 shares of common stock were issued and outstanding. The following descriptions of our common stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of these documents, which have been filed as exhibits to our periodic reports with the SEC.

Transfer Agent

Our transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Listing

Our common stock is listed for quotation on The Nasdaq Capital Market under the symbol “CYCC.”

Dividends, Voting Rights and Liquidation

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Delaware Law and Certain Charter and By-law Provisions

The provisions of (1) Delaware law, (2) our amended and restated certificate of incorporation, and (3) our amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies.

For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Classified Board of Directors; Removal of Directors for Cause. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes, each serving staggered three-year terms ending at the annual meeting of our stockholders. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and amended and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-Majority Stockholder Vote Required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Anti-Takeover Provisions” or to reduce the number of authorized shares of common stock or preferred stock. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our amended and restated bylaws by the stockholders. Our amended and restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our amended and restated certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted by the DGCL, and our amended and restated certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent permitted by such law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, will pass upon the validity of the issuance of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Cyclacel Pharmaceuticals, Inc. as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022 incorporated in this Prospectus by reference from the Cyclacel Pharmaceuticals, Inc. Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. You can read our SEC filings over the Internet at the SEC’s website at www.sec.gov.

Our Internet address is www.cyclacel.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information found on our website is not part of this prospectus.

The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC on March 8, 2023, as amended on November 29, 2023;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2023 to the extent incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022 (other than the portions thereof that are furnished and not filed);

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2023 as filed with the SEC on May 11, 2023, for the quarterly period ended June 30, 2023 as filed with the SEC on August 10, 2023, and for the quarterly period ended September 30, 2023 as filed with the SEC on November 29, 2023;

•	Current Reports on Form 8-K (other than the portions thereof that are furnished and not filed) as filed with the SEC on January 6, 2023, March 9, 2023, May 4, 2023, June 14, 2023, July 7, 2023, September 8, 2023, November 7, 2023, November 15, 2023, November 28, 2023, December 12, 2023, December 26, 2023, and January 4, 2024;

•	the description of our common stock contained in Exhibit 4.10 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and

•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. The documents incorporated by reference herein do not reflect the reverse stock split effected at 5:00 p.m. Eastern Time on Friday, December 15, 2023.

You may request a copy of these filings, at no cost, by contacting: 200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922, telephone (908) 517-7330.

CYCLACEL PHARMACEUTICALS, INC.

411,969 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS

PROSPECTUS

__________, 2024

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the common stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be paid ($)
SEC registration fee	$132
Legal fees and expenses	25,000
Other	6,000
Accounting fees and expenses	18,000
Total	$49,132

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Cyclacel Pharmaceuticals, Inc. or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

We have entered into indemnification agreements with each of our directors and executive officers. Pursuant to the indemnification agreements, agree to hold harmless and indemnify our directors and executive officers to the fullest extent authorized or permitted by the provisions of our amended and restated certificate of incorporation, amended and restated by-laws and the DGCL, including for any amounts that such director or officer becomes obligated to pay because of any claim to which such director or officer is made or threatened to be made a party, witness or participant, by reason of such director’s or officer’s service as a director, officer, employee or other agent.

There are certain exceptions from our obligation to indemnify our directors and executive officers pursuant to the indemnification agreements, including for “short-swing” profit claims under Section 16(b) of the Exchange Act losses that are as a result of conduct that is established by a final judgment as knowingly fraudulent or deliberately dishonest or that constituted willful misconduct, or that constituted a breach of the duty of loyalty to us or resulted in any improper personal profit or advantage, where payment is actually made to a director or officer under an insurance policy, indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement, for indemnification which is not lawful, or in connection with any proceeding initiated by such director or officer, or any proceeding against us or our directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our board of directors, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL, or (iv) the proceeding is initiated to enforce a claim for indemnification pursuant to the indemnification agreement.

All of our agreements and obligations contained in the indemnification agreements shall continue during the period when the director or officer who is a party to an indemnification agreement is our director, officer, employee or other agent (or is or is serving at our request as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as such director or officer shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

On December 21, 2023, we entered into a Securities Purchase Agreement with certain institutional investors to issue unregistered warrants (“Private Warrants”) to purchase up to 388,200 shares of our common stock. Each Private Warrant has an exercise price of $3.19 per share, was exercisable immediately following its original issuance and will expire seven years from the original issuance date. The Private Warrants were sold in a private placement exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of the Securities Act. The offering closed on December 26, 2023. The gross proceeds were approximately $1.29 million before deducting the placement agent fees and other offering expenses. The placement agent also received warrants that have substantially the same terms as the Private Warrants to purchase that number of shares of our common stock equal to an aggregate of 23,769 shares of our common stock at an exercise price of $4.14375 per share (the “Placement Agent Warrants”). The shares of common stock issuable upon the exercise of these Private Warrants and Placement Agent Warrants are being registered for resale by the selling security holders pursuant to this prospectus.

Additionally, in a separate concurrent insider private placement, we also sold to certain of our officers 7,956 shares of our common stock and Private Warrants to purchase up to an aggregate of 7,956 shares of our common stock, at a combined purchase price of $3.315 per share of common stock and accompanying Private Warrant.

Item 16. Exhibits and Financial Statement Schedules.

(a)            The exhibits listed below are filed as part of or incorporated by reference into this Registration Statement on Form S-1. Where certain exhibits are incorporated by reference from a previous filing, the exhibit numbers and previous filings are identified in parentheses.

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 12, 2021, by and between Cyclacel Pharmaceuticals, Inc. and Oppenheimer & Co. Inc. (previously filed as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on March 15, 2021, and incorporated herein by reference).

1.2	Controlled Equity Offering Sales Agreement, dated as of August 12, 2021, by and among Cyclacel Pharmaceuticals, Inc. and Cantor Fitzgerald & Co. (previously filed as Exhibit 1.1 to the Registrant’s Quarterly Report on Form 10-Q, originally filed with the SEC on August 12, 2021 and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc. (previously filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, originally filed with the SEC on April 1, 2013, and incorporated herein by reference).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc. (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on May 27, 2016, and incorporated herein by reference).

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc. (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on April 14, 2020, and incorporated herein by reference).

3.4*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc.

3.5*	Certificate of Correction to Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc.

3.6	Amended and Restated Bylaws of Cyclacel Pharmaceuticals, Inc. (previously filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K, File No. 000-50626, originally filed with the SEC on March 31, 2011 and incorporated herein by reference).

3.6	Second Amended and Restate Bylaws of Cyclacel Pharmaceuticals, Inc. (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on May 7, 2020, and incorporated herein by reference).

3.7	Amendment No. 1 to the Second Amended and Restated Bylaws of Cyclacel Pharmaceuticals, Inc. (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on November 7, 2023, and incorporated herein by reference).

3.8	Certificate of Designation of 6% Convertible Exchangeable Preferred Stock (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on November 5, 2004, and incorporated herein by reference).

3.9	Certificate of Designation of Series A Preferred Stock (previously filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 (No. 333-218305), originally filed with the SEC on July 17, 2017, and incorporated herein by reference).

3.10	Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 22, 2020, and incorporated herein by reference).

4.1	Specimen of Common Stock Certificate (previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-1, File No. 333-109653, originally filed with the SEC on February 17, 2004, as subsequently amended, and incorporated herein by reference).

4.2	Specimen of Preferred Stock Certificate of Designation (previously filed as Exhibit 3.2 to Registrant’s Registration Statement on Form S-1, File No. 333-119585, originally filed with the SEC on October 21, 2004, as subsequently amended, and incorporated herein by reference).

4.3	Form of Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc. Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on July 1, 2011, and incorporated herein by reference).

4.4	Registration Rights Agreement, dated as of December 14, 2012, by and between the Company and Aspire Capital Fund, LLC (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 17, 2012, and incorporated herein by reference).

4.5	Registration Rights Agreement, dated November 14, 2013, by and between the Company and Aspire Capital Fund, LLC (previously filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q, originally filed with the SEC on November 14, 2013, and incorporated herein by reference).

4.6	Form of Warrant to purchase shares of Cyclacel Pharmaceuticals, Inc.’s Common Stock (previously filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (No. 333-218305), originally filed with the SEC on July 17, 2017, and incorporated herein by reference).

4.7	Form of Pre-Funded Warrant (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on April 24, 2020, and incorporated herein by reference).

4.8	Form of Common Warrant (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on April 24, 2020, and incorporated herein by reference).

4.9	Form of Warrant (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 22, 2020, and incorporated herein by reference).

4.10	Form of Pre-Funded Common Stock Purchase Warrant (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 26, 2023, and incorporated herein by reference).

4.11	Form of Common Stock Purchase Warrant (previously filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 26, 2023, and incorporated herein by reference).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

10.1†	Amended and Restated 2006 Equity Incentive Plan (previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K, originally filed with the SEC on May 24, 2012, and incorporated herein by reference).

10.2†	2015 Equity Incentive Plan (previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K, originally filed with the SEC on May 22, 2015, and incorporated herein by reference).

10.3†	Amended and Restated 2018 Equity Incentive Plan (previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K, originally filed with the SEC on June 16, 2022, and incorporated herein by reference.

10.4†	Amended and Restated 2018 Equity Incentive Plan (previously filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K, originally filed with the SEC on June 14, 2023, and incorporated herein by reference).

10.5†	Form of Change in Control Agreement by and between Cyclacel Pharmaceuticals, Inc. and Dr. Judy Chiao, dated as of December 10, 2010 (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 14, 2010, and incorporated herein by reference).

10.6#	License Agreement by and between Sankyo Co., Ltd. and Cyclacel Limited, dated September 10, 2003, and letter amendments dated April 1, 2004 and April 28, 2004 (previously filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2011, originally filed with the SEC on August 12, 2011, and incorporated herein by reference).

10.7#	Amendment No. 4 to License Agreement between Daiichi Sankyo Company, Limited and Cyclacel Limited, dated July 11, 2011 (previously filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2011, originally filed with the SEC on August 12, 2011, and incorporated herein by reference).

10.8#	Clinical Collaboration Agreement by and between Cyclacel Pharmaceuticals, Inc. and the University of Texas M.D. Anderson Cancer Center dated as of August 21, 2018 (previously filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 and incorporated herein by reference).

10.9	Cyclacel Pharmaceuticals, Inc. 2020 Inducement Equity Incentive Plan (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on November 12, 2020, and incorporated herein by reference).

10.10	Form of Stock Option Grant Notice and Stock Option Agreement under the Cyclacel Pharmaceuticals, Inc. 2020 Inducement Equity Incentive Plan (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on November 12, 2020, and incorporated herein by reference).

10.11	Form of Securities Purchase Agreement (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 22, 2020, and incorporated herein by reference).

10.12	Form of Retirement Agreement, by and between Cyclacel Pharmaceuticals, Inc. and Judy H. Chiao, MD (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on February 24, 2021 and incorporated herein by reference).

10.13†	Employment Agreement between Cyclacel Pharmaceuticals, Inc. and Spiro Rombotis (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on May 4, 2023, and incorporated herein by reference).

10.14†	Employment Agreement between Cyclacel Pharmaceuticals, Inc. and Paul McBarron (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on May 4, 2023, and incorporated herein by reference).

10.15	Form of Indemnification Agreement for directors (previously filed as Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K/A, originally filed with the SEC on November 29, 2023, and incorporated herein by reference).

10.16	Placement Agency Agreement by and between the Company and Ladenburg Thalmann & Co. Inc., dated December 21, 2023 (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 26, 2023, and incorporated herein by reference).

10.17	Securities Purchase Agreement, dated December 21, 2023, by and among the Company and the Purchasers (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 26, 2023, and incorporated herein by reference).

10.18	Securities Purchase Agreement, dated December 21, 2023, by and among the Company and Spiro Rombotis and Paul McBarron (previously filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on December 26, 2023, and incorporated herein by reference).

21	Subsidiaries of Cyclacel Pharmaceuticals, Inc. (previously filed as Exhibit 21 to the Registrant’s Annual Report on Form 10-K, originally filed with the SEC on March 26, 2014, and incorporated herein by reference).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

107*	Filing Fee Table.

Exhibits:

†	Indicates management compensatory plan, contract or arrangement.

#	Confidential treatment has been granted with respect to certain portions of this exhibit, which portions have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities and Exchange Act of 1934, as amended.

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Berkeley Heights, New Jersey, on January 19, 2024.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Paul McBarron
Chief Operating Officer, Chief Financial Officer & Executive Vice President, Finance

POWER OF ATTORNEY

We, the undersigned officers and directors of Cyclacel Pharmaceuticals, Inc., hereby severally constitute and appoint Spiro Rombotis and Paul McBarron, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Spiro Rombotis	President & Chief Executive Officer and Director (Principal Executive Officer)	January 19, 2024
Spiro Rombotis

/s/ Paul McBarron	Chief Operating Officer, Chief Financial Officer & Executive Vice President, Finance and Director (Principal Financial and Accounting Officer)	January 19, 2024
Paul McBarron

/s/ Dr. Christopher Henney	Chairman	January 19, 2024
Dr. Christopher Henney

/s/ Dr. Robert Spiegel	Vice Chairman	January 19, 2024
Dr. Robert Spiegel

/s/ Dr. Samuel L. Barker	Director	January 19, 2024
Dr. Samuel L. Barker

/s/Kenneth Ferguson	Director	January 19, 2024
Kenneth Ferguson

/s/ Dr, Brian Schwartz	Director	January 19, 2024
Dr. Brian Schwartz

/s/ Karin L. Walker	Director	January 19, 2024
Karin L. Walker